SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 15, 2003


                        STANLEY FURNITURE COMPANY, INC.
             (Exact name of registrant as specified in its charter)


     Delaware                        0-14938                   54-1272589
     --------                        -------                   ----------
(State or other                    (Commission                (IRS Employer
  jurisdiction of                   File Number)            Identification No.)
  incorporation)


1641 Fairystone Park Highway, Stanleytown, Virginia                    24168
---------------------------------------------------                    -----
         (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (276) 627-2000
                                                    --------------



-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)














ITEM 7.  Financial Statements and Exhibits

(c)      Exhibits

         The following exhibit is furnished as a part of this report.

         99.1     Press release dated April 15, 2003.

ITEM 9.  Regulation FD Disclosure (Information provided pursuant to Item 12)

     On April 15, 2003, the Registrant issued a press release announcing first quarter 2003 operating results. The press release is attached hereto as
     Exhibit 99.1 and incorporated herein by reference.








SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                STANLEY FURNITURE COMPANY, INC.

   April 15, 2003                               By: /s/Jeffrey R. Scheffer
   --------------                               --------------------------
       Date                                       Jeffrey R. Scheffer
                                                  President and Chief Executive
                                                  Officer

















                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:               CONTACT:  DOUGLAS I. PAYNE
April 15, 2003                       Executive V.P. - Finance and Administration
                                     (276) 627-2157
                                     e-mail: dpayne@stanleyfurniture.com

                                     ANITA W. WIMMER
                                     Treasurer
                                     (276) 627-2446
                                     e-mail: awimmer@stanleyfurniture.com

Sales Increase 2.9%

            STANLEY FURNITURE ANNOUNCES INCREASED SALES AND EARNINGS
                          FOR THE FIRST QUARTER OF 2003

STANLEYTOWN, VA, April 15, 2003/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM: STLY) today reported increased sales and earnings for the first quarter of 2003. Both sales and earnings were at the high end of management's previous guidance for the quarter.

Net sales of $61.3 million increased 2.9% from the first quarter of last year. This marks the fourth consecutive quarter of sales growth over the comparable prior year period. Earnings per share improved to $.52 for the first quarter of 2003 from $.27 in the prior year quarter. The first quarter of last year included restructuring and related charges of $.27 per share from closing a factory to realign the Company's manufacturing facilities.

Operating income increased to $6.1 million, or 10.0% of net sales, in the first quarter of 2003 from $3.6 million, or 6.1% of net sales, in the first quarter of 2002. As anticipated, after excluding restructuring and related charges of $2.9 million in the prior year quarter, operating income decreased due to transition costs from ramping up sourcing initiatives and increases in certain marketing and product development costs.

Strong cash flow of $6.6 million in the first quarter of 2003 was used to reduce debt $4.3 million, increase cash $1.4 million, purchase $566,000 of the Company's common stock and pay cash dividends of $328,000. Approximately $4.4 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $25.3 million and cash on hand was $10.6 million at March 29, 2003.

"We are pleased to report solid operating performance including the fourth consecutive quarter of year-over-year sales growth despite a sluggish economy and very difficult business conditions in the wood segment of the furniture industry," said Albert L. Prillaman, chairman. "We continue to implement our strategy of blending efficient domestic manufacturing capabilities in focused facilities with intelligent outsourcing of certain component parts and finished goods," commented Jeffrey R. Scheffer, president and chief executive officer. "This combination allows us to offer higher value, well-styled product without sacrificing our culture of high quality and quick delivery. Customers are responding favorably to our strategy as evidenced by recent results and the continued positive response to the products introduced at the just completed semi-annual International Home Furnishings Market."

"Approximately 20% of 2003 sales will come from sourced items. Transition costs from ramping up sourcing activities along with increases in certain marketing and product development costs will continue to impact near-term earnings. Accordingly, we have modestly lowered our earnings guidance for 2003. However, we remain confident in our blended strategy and view this as an investment in the Company's future growth," Scheffer continued.

"We expect recent market share gains to continue and believe we are well positioned to capture pent-up demand created by recent exceptionally strong housing activity once consumer confidence levels improve. However, we anticipate sluggish economic conditions and the competitive pressures of lower cost imported product to continue throughout 2003. Accordingly, any sales increase achieved in 2003 will result from market share gains," Scheffer concluded.

Management offers the following guidance for total year 2003:

o Net sales is expected to be in the range of $242 million to $252 million, an increase of 1% to 5% over 2002.

o Operating income is expected to be in the range of $25.6 million to $26.7 million.

o Earnings per share is expected to be in the range of $2.20 to $2.30 compared to $2.19, excluding restructuring and related charges of $.34, for 2002.

o The Company's effective tax rate is expected to increase to 36.3% in 2003 from 35.5% in 2002 due to higher state taxes.

Management offers the following guidance for the quarter ending June 28, 2003:

o Net sales is expected to be in the range of $57 million to $60 million, an increase of 3% to 9% over the prior year quarter.

o Operating income is expected to be in the range of $5.4 million to $5.9 million.

o Earnings per share is expected to be in the range of $.45 to $.50 compared to $.45, excluding restructuring and related charges of $.08, in the year-ago quarter.


Conference Call Details

The Company will host a conference call Wednesday morning, April 16, 2003 at 9:30 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (706) 679-8542. A replay will be available through April 23, 2003. The dial-in-number for the replay is (706) 645-9291 with an access code of 9474054.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in implementing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, credit exposure to customers in the current economic climate, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.



                                  TABLES FOLLOW



                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                             Three Months Ended
                                                           March 29,     March 30,
                                                             2003          2002
                                                           --------      -------

Net sales ............................................      $61,298      $59,574

Cost of sales ........................................       46,676       45,106
Restructuring and related charges (1) ................                     2,905
                                                            -------      -------
    Gross profit .....................................       14,622       11,563

Selling, general and administrative expenses .........        8,513        7,917
                                                            -------      -------

  Operating income ...................................        6,109        3,646


Other income, net ....................................           42           82
Interest expense .....................................          711          834
                                                            -------      -------
  Income  before income taxes ........................        5,440        2,894

Income taxes .........................................        1,974        1,027
                                                            -------      -------
Net income ...........................................      $ 3,466      $ 1,867
                                                            =======      =======

Operating income:
    Before restructuring and related charges .........      $ 6,109      $ 6,551
    Restructuring and related charges (1) ............                     2,905
                                                            -------      -------
      Reported operating income ......................      $ 6,109      $ 3,646
                                                            =======      =======

Net income:
    Before restructuring and related charges .........      $ 3,466      $ 3,741
    Restructuring and related charges (1) ............                     1,874
                                                            -------      -------
      Reported net income ............................      $ 3,466      $ 1,867
                                                            =======      =======

Diluted earnings per share:
    Before restructuring and related charges .........      $  0.52      $  0.54
    Restructuring and related charges (1) ............                      0.27
                                                            -------      -------
      Diluted earnings per share .....................      $  0.52      $  0.27
                                                            =======      =======

   Weighted average number of shares .................        6,679        6,902
                                                            =======      =======

          (1)2002 amount represents restructuring and related charges for realignment of the Company's manufacturing facilities.




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


                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                       Mar.29,   Mar.30,    Dec.31,
                                                        2003      2002       2002
                                                      --------  ---------  ---------

Assets
Current assets:
     Cash .........................................   $ 10,583   $  2,308   $  9,227
     Accounts receivable, net .....................     31,563     29,999     27,832
     Inventories ..................................     52,629     48,343     54,158
     Prepaid expenses and other current assets ....      1,060      1,213      1,311
     Deferred income taxes ........................      2,876      3,153      2,876
                                                      --------   --------   --------

         Total current assets .....................     98,711     85,016     95,404

Property, plant, and equipment, net ...............     58,171     63,284     59,539
Goodwill ..........................................      9,072      9,072      9,072
Other assets ......................................      8,230      6,215      8,470
                                                      --------   --------   --------

         Total assets .............................   $174,184   $163,587   $172,485
                                                      ========   ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .........   $  6,914   $  6,839   $  6,914
     Accounts payable .............................     15,267     14,701     13,386
     Accrued expenses .............................     13,775     10,549     12,160
                                                      --------   --------   --------

         Total current liabilities ................     35,956     32,089     32,460

Long-term debt ....................................     18,414     25,329     22,700
Deferred income taxes .............................     13,084     11,251     13,084
Other long-term liabilities .......................      4,471      4,588      4,554

Stockholders' equity ..............................    102,259     90,330     99,687
                                                      --------   --------   --------

         Total liabilities and stockholders' equity   $174,184   $163,587   $172,485
                                                      ========   ========   ========

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

                               STANLEY FURNITURE COMPANY, INC.
                       Consolidated Condensed Statements of Cash Flows
                                        (in thousands)
                                         (unaudited)

                                                                         Three Months Ended
                                                                        March 29,   March 30,
                                                                          2003        2002
                                                                        --------    --------
Cash flows from operating activities:
  Cash received from customers ......................................   $ 57,523    $ 53,233
  Cash paid to suppliers and employees ..............................    (49,357)    (48,512)
  Interest paid, net ................................................       (300)       (472)
  Income taxes paid, net ............................................     (1,293)        277
                                                                        --------    --------
    Net cash provided by operating activities .......................      6,573       4,526
                                                                        --------    --------

Cash flows from investing activities:
  Capital expenditures...............................................        (37)        (67)
  Proceeds from sale of assets ......................................                     14
                                                                        --------    --------
    Net cash used by investing activities                                    (37)        (53)
                                                                        --------    --------

Cash flows from financing activities:
  Repayment of senior notes .........................................     (4,286)     (4,286)
  Purchase and retirement of common stock ...........................       (566)
  Dividends paid ....................................................       (328)
  Repayment of revolving credit facility, net .......................                   (600)
  Proceeds from exercise of stock options ...........................                    766
                                                                        --------    --------
    Net cash used by financing activities ...........................     (5,180)     (4,120)
                                                                        --------    --------

Net  increase in cash ...............................................      1,356         353
Cash at beginning of period .........................................      9,227       1,955
                                                                        --------    --------

  Cash at end of period .............................................   $ 10,583    $  2,308
                                                                        ========    ========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ......................................................   $  3,466    $  1,867

    Adjustments to reconcile net income to net cash used by operating activities:
      Depreciation and amortization .................................      1,450       1,553
      Restructuring Charge ..........................................                  1,967
      Loss on disposal of assets ....................................                     14
      Changes in working capital ....................................      1,528        (982)
      Other assets ..................................................        212         187
      Other long-term liabilities....................................        (83)        (80)
                                                                        --------    --------
  Net cash provided by operating activities .........................   $  6,573    $  4,526
                                                                        ========    ========